Exhibit 3.4
AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT
BLOOMFIELD BAKERS,
A CALIFORNIA LIMITED PARTNERSHIP
     This Agreement of Limited Partnership (the “Agreement”), is entered into by Maggie Acquisition Corporation, a Nevada corporation (“Maggie”), as general partner and Aiko Acquisition Corporation, a Nevada corporation (“Aiko”), as the limited partner.
     The parties agree to the following terms and conditions:
FORMATION
     1.1 The General Partner and the Limited Partner have formed a limited partnership pursuant to the California Revised Limited Partnership act. The Partnership commenced on the date of the recordation of the Certificate of Limited Partnership with the Secretary of State f the State of California.
     1.2 The General Partner shall execute, acknowledge, and file a certificate of amendment whenever required by the California Revised Limited Partnership act or this Agreement.
NAME
     2. The name of the Partnership shall be “Bloomfield Bakers, A California Limited Partnership.”
PARTNERS
     3. General Partner is Maggie Acquisition Corporation, a Nevada corporation. The Limited Partner is Aiko Acquisition Corporation, a Nevada corporation. The partners and their percentage ownership interests are stated in Attachment A.
BUSINESS
     4. The business of the Partnership is operation of a commercial bakery. The Partnership may engage in any business agreed among the Partners in accordance with the terms of this Agreement.
PLACE OF BUSINESS
     5. The principal place of business of the Partnership shall be 10711 Bloomfield Street, Los Alamitos, California, 90720 or such other place as may be determined from time to time by the General Partner, with the consent of the Limited Partner. The

Partnership shall also have executive offices located at 800 Market Street, Suite 2900, St. Louis, MO 63101.
AGENT FOR SERVICE OF PROCESS
     6. The agent for service of process on the Partnership shall be CT Corporation System, 818 West 7th Street, Los Angeles, CA 90017.
TERM
     7. The term of the Partnership shall commence on March 16, 2007, the date on which the Partners acquired the Membership Interests of Bloomfield Bakers, a California Limited Partnership and shall continue until dissolved in accordance with Article Eighteen of this Agreement.
DEFINITIONS
     8. For the purpose of interpretation of this Agreement under the California Revised Limited Partnership Act, the following terms shall have the following meanings:
     (a) “Adjusted Capital Contribution” means the excess of (i) each Partner’s contribution to the capital of the Partnership, over (ii) distributions to the Partner.
     (b) “Agreement” shall mean this Limited Partnership Agreement, as amended from time to time.
     (c) The “Capital Account” of a Partner means the capital account of that Partner determined in accordance with the rules set forth in Section 1.704-1 (b) (2) (iv) of the Treasury Regulations.
     Subject to the previous paragraph “Capital Account” means the contribution of the partner to the Partnership, adjusted to reflect allocations of all items of income, gain, loss, deduction, credit or distribution.
     (d) “Code” means the Internal Revenue Code of 1986, as amended, and any successor provision.
     (e) “Distribution” shall mean any cash distributed to the Partners from cash available for distribution.
     (f) “General Partners” shall refer to Maggie and any permitted successor thereto.
     (g) “Interest” shall mean the ownership interest in the Partnership of a Partner.
     (h) “Limited Partner” shall refer to Aiko.

     (i) “Net Income” shall refer to the net income of the Partnership, as determined for federal income tax purposes.
     (j) “Net Loss” shall refer to the net loss of the Partnership, as determined for federal income tax purposes.
     (k) “Partners” or “the Partners” shall refer collectively to the General Partner and the Limited Partner. Reference to “Partner” shall be a reference to any one of such Partners.
     (1) “Percentage Interest” shall refer to the percentage ownership interest of a Partner in the Partnership, as stated in Attachment A.
     (m) “Partnership” shall refer to the Limited Partnership created under this Agreement.
     (n) “Treasury Regulations” means the regulations of the United States Treasury Department pertaining to the income tax, as amended, and any successor provision.
     (o) “Vote” shall include written consent.
     (p) “Ralcorp” shall mean Ralcorp Holdings, Inc., a Missouri corporation.
CAPITALIZATION
     9.1 The initial capital contribution of each of the Partners was the amount shown on Attachment A.
     9.2 No interest shall be paid on contributions to Partnership capital.
ALLOCATION OF NET INCOME AND NET LOSSES; DISTRIBUTIONS
     10.1 No Partner shall have priority over any other Partner as to the distribution of cash upon the dissolution of the Partnership. No Partner shall have any priority over the other Partners with respect to contributions, distributions, allocations, compensation, or any other matters.
     10.2 No Partner shall be entitled to distribution of Partnership property other than cash as a part of the return of that Partner’s capital contribution to the Partnership.
     10.3 No Partner shall have the right to receive property other than cash upon the distribution of profits. No Partner may be compelled to accept the distribution of any asset in kind from the Partnership in lieu of any distribution of money due that Partner.
     10.4 The Net Income and Net Losses of the partnership shall be allocated to the Partners in accordance with their Percentage Interests. Distributions of cash may be made to the Partners in accordance with their Percentage Interests, with amounts determined by the unanimous agreement of the Partners. The Partnership may, in the discretion of the General Partners, retain such amounts as it may determine necessary to meet the obligations and reasonable needs of the Partnership business. When all obligations of the Partnership have been paid or otherwise adequately provided for, and all advances have been repaid, distributions, when made, shall be made in accordance with their Percentage Interests.
     10.5 Allocations, including allocations of depreciation, depletion, amortization, and gain or loss, as computed for tax purposes, and distributions of the Partnership will be shared among the Partners in compliance with the rules of Section 704 (c) of the Code and applicable Treasury Regulations.
GENERAL PARTNER
     11.1 The General Partner shall engage a qualified accountant to maintain the Capital Accounts of the Partners from the inception of the Partnership until the Partnership is dissolved, strictly in accordance with the rules set forth in Section 1.704-1 (b) (2) (iv) of the Treasury Regulations.
     11.2 Subject to any limitations expressly set forth in this Agreement, the General Partner shall have the power and authority to take such action from time to time as they may deem to be necessary, appropriate, or convenient in connection with the management and conduct of the business and affairs of the Partnership, including without limitation, the power to:
     (a) acquire property, including real or personal property, for the use of the Partnership upon such terms and conditions as the General Partners may, from time to time, determine to be advantageous to the Partnership;
     (b) dispose of Partnership property, either in the ordinary course of the business of the Partnership, or, from time to time, when the General Partner deems such disposition to be in the best interests of the Partnership;
     (c) finance the Partnership’s activities by borrowing money from third parties on such terms and under such conditions as the General Partner deems appropriate. When money is borrowed for Partnership purposes, the General Partner shall be, and hereby is authorized to pledge, mortgage, encumber, or grant a security interest in Partnership properties as security for the repayment of such loans;
     (d) employ, retain, or otherwise secure the services of any and all person(s) or firm(s) deemed necessary by the General Partner for or to facilitate the conduct of Partnership business affairs, all on such terms and for such consideration as the General Partner deems advisable;
     (e) cause the Partnership to (i) guaranty any indebtedness of Ralcorp or (ii) pledge, mortgage, encumber or grant a security interest in Partnership properties as security for the repayment of indebtedness of Ralcorp; and

     (f) take any and all other action which is permitted by law and which is customary in or reasonably related to the conduct of the Partnership business affairs.
     11.3 The General partner shall devote such care, attention, and business capacity to the affairs of the Partnership as may be reasonably necessary. A General Partner shall not enter into any business or engage in any activity which may constitute competition with the business of the Partnership, except with the consent of the other General Partner and the unanimous consent of the Limited Partner.
     11.4 A General Partner, without prior written consent of all other Partners, shall have no authority to:
     (a) do any act contrary to the certificate of Limited Partnership or this Agreement;
     (b) do any act which would make it impossible to carry on the ordinary business of the Partnership;
     (c) confess a judgment against the Partnership;
     (d) abandon, transfer, encumber, or dispose of any Partnership property for other than a Partnership purpose;
     (e) admit another person or entity as a General Partner.
     11.5 For services to the Partnership in the conduct of its business, each General Partner shall be entitled to compensation as determined unanimously by the Partners. Such compensation shall be deducted by the Partnership as an ordinary and necessary expense of the Partnership business before determination of Net Income or Net Losses or cash available for distribution.
     11.6 Any General Partner may be removed by the unanimous vote of the Limited Partners. Written notice of a General Partner’s removal shall be served upon the General Partner by certified mail. The notice shall set forth the day on which the removal is to be effective, and that date shall not be less than thirty (30) days after the service of notice on the General Partner. If there is no other remaining General Partner, and the Limited Partner fails to elect a new General Partner within thirty (30) days after the removal becomes effective, the Partnership shall be dissolved and its business shall be wound up and terminated. If the removal of a General Partner does not cause the dissolution of the Partnership, that removal shall cause that Partners interest in the Partnership to be converted to that of a Limited Partner, with the value established in accordance with the terms of this Agreement.
     11.7 A General Partner may not voluntarily withdraw as General Partner.
     11.8 Subject to the provisions of this Agreement, a person may be admitted as a General Partner only with the consent of all other Partners.

     11.9 If a General Partner ceases to be a General Partner through any cause including removal, and there is no remaining General Partner, one or more new General Partners may be admitted to the Partnership upon the affirmative vote of the Limited Partner, provided that the Limited Partner elect in writing to continue the business of the Partnership pursuant too this Agreement.
     11.10 Before any person is admitted to the Partnership as a General Partner, that person shall agree in writing to be bound by all of the provisions of this Agreement.
     11.11 A General Partner shall cease being a General Partner upon the bankruptcy or dissolution of Maggie.
LIMITED PARTNERS
     12.1 The Limited Partner shall not have either the obligation or the right to take part, directly or indirectly, in the active management or control of the business of the Partnership, except as otherwise permitted in this Agreement and except for the following:
     (a) Acting as an agent or employee of the Partnership or a General Partner, or an officer, director, or shareholder of a corporate General Partner.
     (b) Consulting with and advising a General partner with respect to the business of the Partnership.
     (c) Acting as surety for the Partnership or guaranteeing one or more specific debts of the Partnership.
     (d) Approving or disapproving an amendment to this Agreement.
     12.2 Subject to the provisions of this Agreement on transfers of interest in the Partnership, a person may be admitted to the Partnership as a new Limited Partner or as a substitute Limited Partner upon the affirmative vote of the General Partner and a majority in interest of the Limited Partner.
     Before any person is admitted to the Partnership as a Limited Partner, that person shall agree in writing to be bound by all of the provisions of this Agreement.
     12.3 The Limited Partners shall have the right to vote on the following matters:
     (a) The dissolution and winding up of the Limited Partnership;
     (b) The sale, exchange, lease, mortgage, pledge, or other transfer of all or a substantial part of the assets of the Partnership other than in the ordinary course of its business;
     (c) The incurrence of indebtedness by the Limited Partnership other than in the ordinary course of its business;

     (d) A change in the nature or purposes of the Partnership business, including change of location;
     (e) Transactions in which a General Partner has an actual or potential conflict of interest either with the Limited Partner or the Partnership;
     (f) The removal of a General Partner;
     (g) An election to continue the business of the Partnership when a General partner ceases to be a General Partner and at least one General Partner remains.
     All of the actions specified in (a) through (g) above may be taken by the General Partner only with the unanimous vote of the Limited Partner.
     12.4 The Limited Partner shall have the right to vote on the admission of an additional General Partner. Except as specifically provided elsewhere in this Agreement, the admission of an additional General Partner may be accomplished upon the unanimous vote of the Limited Partner.
     12.5 The Limited Partner shall have the right to vote on an election to continue the business of the Partnership and the admission of one of more General Partners after a General Partner has ceased to be a General Partner other than by removal and there is no remaining General Partner. These actions shall be taken only upon approval by the Limited Partner.
     12.6 The Limited Partner shall have the right to vote on election to continue the business of the Partnership and the admission of one or more General Partners after a General Partner has been removed as a General Partner and there is no remaining General Partner. Such actions shall be taken only upon the unanimous vote of the Limited Partner.
BANK ACCOUNT
     13. The General Partner shall be entitled to maintain one or more bank accounts, money market funds, or similar accounts, in the name of the Partnership in which shall be deposited all the funds of the Partnership.
RECORDS
     14.1 At all times, the General Partner shall maintain or cause to be maintained true and proper books, records, reports, and accounts in which shall be entered fully and accurately all transactions of the Partnership in accordance with commercially acceptable practices.
     14.2 The General Partner shall maintain at the principal executive office of the Partnership within California all of the following records:

     (a) A current list of the full name and last known business or residence address of each Partner, together with the contribution and allocation and distribution information for each Partner.
     (b) A copy of the Certificate of Limited Partnership and all certificates or amendments thereto.
     (c) Copies of the Limited Partnership’s federal, state, and local income tax or information returns and reports, if any, for the six most recent taxable years.
     (d) Copies of this Agreement and all amendments thereto.
     (e) Financial statements of the Partnership for the six most recent fiscal years.
     (f) The Partnership’s books and records for at least the current and past three fiscal years.
     14.3 Upon the request of any Limited Partner, the General Partner shall promptly deliver to that Partner, at the expense of the Partnership, a copy of:
     (a) the current list of each Partner’s name, address, contribution, and share in profits and losses.
     (b) the Certificate of Limited Partnership, as amended, and any powers of attorney pursuant to which any certificate was executed.
     (c) this Agreement, as amended.
     14.4 Each Limited Partner and/or each Limited Partner’s duly authorized representative, attorney, or attorney in fact shall have the right, upon reasonable request, to:
     (a) inspect and copy, during normal business hours, any Partnership records the Partnership is required to maintain, pursuant to this Article;
     (b) obtain from the General Partner, promptly after becoming available, a copy of the Limited Partnership’s federal, state, and local income tax or information returns for each year.
     14.5 The General Partner shall send to each Partner, within ninety (90) days after the end of the Partnership fiscal year, such information as is necessary for them to complete their federal and state income tax or information returns.
ACCOUNTING
     15.1 The Partnership books shall be kept based on the appropriate methods for federal tax purposes.
     15.2 The fiscal year end of the Partnership shall be September 30.

     15.3 An individual Capital Account shall be maintained for each Partner in accordance with the final Regulations under Section 704(b) of the Code.
     15.4 Partners shall not be required to compensate the Partnership or any Partner for deficiencies in their Capital Accounts (except as required elsewhere in this Agreement or as required by law).
PARTNERSHIP MEETINGS
     16.1 Meetings of the Partners may be held at any place designated by the General Partner upon the written request of a General Partner or of a Limited Partner for consideration of any matter.
     16.2 Immediately upon receipt of written request stating that the Partner or Partners request a meeting on a specific date (which date shall not be less than ten (10) nor more than sixty (60) days after the receipt of the request) the General Partner shall give notice to the representatives of all Partners, as determined under this Agreement. Valid notice may not be given less than ten (10) nor more than sixty (60) days prior to the date of the meeting, and shall state the place, date, and hour of the meeting and the general nature of the business to be transacted. No business other than the business stated in the notice of the meeting may be transacted at the meeting.
     Notice shall be given to vote at the meeting at the address appearing on the books of the Partnership for the Partner.
     16.3 At any duly held meeting of Partners, the presence of all Partners shall be required to constitute a quorum. The Partners present at a duly held meeting at which a quorum is present may not continue to transact business after withdrawal of enough Partners to leave less than a quorum.
     16.4 Attendance of the Partner at a meeting shall constitute waiver of notice, except when that Partner objects, at the beginning of the meeting, to the transaction of any business on the ground that the meeting was not lawfully called or convened. Attendance at a meeting is not a waiver of any right to object to the consideration of matters required to be described in the notice of the meeting, if the objection is expressly made at the meeting.
     16.5 Any action that may be taken at any meeting of the Partners may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all Partners.
TRANSFERS OF PARTNERSHIP INTERESTS
     17.1 No Transfer of Partnership Interest.
     (a) A General Partner shall have no right to sell, assign or transfer all or any part of its Interest without the prior written unanimous approval of the Limited Partner.

     (b) A Limited Partner shall have no right to sell, assign or transfer all or any part of its Interest without the prior written unanimous approval of the Limited Partner.
     (c) Any transferee of an Interest in the Partnership shall hold the transferred Interest or part of the transferred Interest subject to all the provisions of this Agreement.
     (d) Unless and until admitted as a Limited partner by amendment of this Agreement, an assignee shall have only the right to receive the share of the distributions and allocations to which its assignor would otherwise be entitled in respect of the Interest assigned.
     (e) No assignment of any Interest by a Partner shall relieve the assignor of its obligations under this Agreement, whether arising prior or subsequent to that assignment.
     (f) It is the intent of the Partners that this Partnership consist of Partners controlled by Ralcorp, and no other individual or entity. Any change in control of a Partner entity is contrary to the intent of this Agreement.
     17.2 Enforcement.
     The transfer restrictions of this Agreement shall be deemed to be of the essence of the ownership of an Interest. Upon application to any court of competent jurisdiction, the Partnership shall be entitled to a decree against any person violating or about to violate the provisions of this Agreement, requiring specific performance of any of the provisions in this Agreement, including those requiring a Partner to sell its Interest, or any part of its Interest, to a Partner or prohibiting a transfer or disposition of an Interest in violation of this Agreement.
DISSOLUTION AND WINDING UP OF THE PARTNERSHIP
     18.1 The Partnership shall be dissolved and its affairs shall be wound up upon the occurrence of any of the events specified in this Agreement or as otherwise provided by law, whichever is the first to occur.
     18.2 The Partnership shall be dissolved upon the date specified in a consent to dissolution executed by all Partners.
     18.3 The Partnership shall dissolve and its affairs shall be wound up at any time that the Partnership does not have at least one General partner, unless the Limited Partner unanimously agrees in writing to continue the business of the Partnership and to the admission of one or more new General Partners.
     18.4 The Partnership shall be dissolved and its affairs shall be wound up when its assets are sold or otherwise disposed of and the only property of the partnership consists of cash available for distribution to the Partners.

     18.5 The Partnership shall be dissolved and its affairs shall be wound up when required by a decree of judicial dissolution entered under Section 15682 of the California Corporation Code.
     18.6 Upon dissolution of the Partnership, the affairs of the Partnership shall be wound up by the General Partner who has not wrongfully caused the dissolution, or if there is no General Partner remaining, the Partnership’s affairs shall be wound up by the Limited Partner. If the Limited partner winds up the partnership’s affairs, those undertaking the effort shall be entitled to reasonable compensation.
     18.7 The person or persons responsible for winding up the affairs of the partnership pursuant to this Article shall take full account of the partnership assets and liabilities, shall liquidate the assets of the Partnership as promptly as is consistent with obtaining the fair value thereof, and shall apply and distribute the proceeds in the following order:
     (a) To creditors of the partnership in payment and discharge of all of the Partnership’s debts and liabilities and the expenses of liquidation, including payments to Partners who are creditors to the extent permitted by law, in satisfaction of liabilities of the Partnership;
     (b) Except as otherwise provided in this Agreement, then to Partners in satisfaction of liabilities for distributions owed to them prior to their withdrawal from the Partnership and prior to dissolution and winding up of the Partnership and upon their withdrawal from the partnership. If the amount available for payment is insufficient, then pro rata in accordance with the amounts of these debts and liabilities; and
     (c) Then to the Partners in accordance with the Partners’ positive Capital Account balances, after giving effect to all Capital Account adjustments through the Partnership’s taxable year in which the dissolution occurs.
     18.8 Upon dissolution of the Partnership, the General Partner shall execute and file in the office of the Secretary of State of the State of California a certificate of dissolution. If dissolution occurs after a sole General partner ceases to be a General Partner, the Limited Partner conducting the winding up of the Partnership’s affairs shall file the certificate of dissolution.
     18.9 Upon completion of the winding up of the Partnership’s affairs the Partners conducting the winding up of the Partnership’s affairs shall execute and file in the office of the Secretary of State of the State of California a certificate of cancellation of the Certificate of Limited Partnership. If dissolution occurs after a sole General Partner ceases to be a General Partner, the Limited Partners conducting the winding up of the Partnership’s affairs shall file the certificate of cancellation.
CONFIDENTIAL DISCLOSURE
     19. Proprietary information shall be disclosed to Partners and to the individuals controlling Partner entities in oral and written presentations including, but not limited to,

concepts, recipes, and names of vendors and customers. No Partner and no individual controlling a Partner entity may use or disclose Proprietary information except for the purposes of the Partnership.
     (a) For the purposes of this Agreement, “Proprietary Information” shall mean information originated by or otherwise peculiarly within the business of the Partnership and regarded as confidential or proprietary information, including, without limitation, financial information, market information, concepts, recipes, pricing, customer information, and vendor information.
     (b) The partners and the individuals controlling Partner entities agree to hold Proprietary Information in trust and confidence for a period of five (5) years from the date of receipt of the proprietary Information, dissolution of the Partnership, or cessation of the Partner’s involvement with the Partnership, whichever is later, to make no use of the Proprietary Information except for the purpose permitted, and to refrain from and protect the Proprietary Information from disclosure.
     (c) This Agreement shall be binding upon and inure to the benefit of the assigns, executors, successors, and administrators of the parties, and shall survive the termination of this Agreement until the expiration of the period stated.
NONCOMPETITION
     20. No Partner and no individual owning a controlling interest in a Partner shall either directly or indirectly compete with the Partnership in any county in the Untied States for so long as the Partner owns an interest in the partnership, plus a period of five (5) years from the date of any buyout of the Partner’s Partnership Interest. Such covenant not to compete includes, but is not limited to:
     (a) Making known to any person, firm or corporation the names or addresses of any of the vendors or customers of the Partnership or any other information pertaining to them;
     (b) Calling on, soliciting, taking away, or attempting to call on, solicit, or take away any of the customers of the partnership with whom the Partner or the individual became acquainted through the Partnership; and
     (c) Competing with the Partnership for customers or business in the business of baking cookies and crackers for the retail and wholesale industry.
     Indirect competition includes but is not limited to employment of the Partner by any competitor or third party competing with the business of the partnership, and doing any of the above for the Partner, for the individual, or for any other person, firm, or corporation.

MISCELLANEOUS PROVISIONS
     21. (a) Notices. All notices shall be in writing and sent by certified Untied States mail return receipt requested. All notices to the Partners shall be sent to them, with copies sent separately to the executive office identified in Section 5. All notices to the Partnership shall be sent to its principal executive office and places of business and its executive office identified in Section 5 in California. Notices shall be deemed to have been delivered seven (7) days from the date of mailing.
     (b) Other Instruments. The parties hereto covenant and agree that they shall execute all other instruments and documents that are or may become necessary or convenient to effectuate and carry out the Partnership created by this Agreement
     (c) Entire Agreement. This Agreement contains the entire understanding among the Partners and supersedes any prior written or oral agreements between them respecting the subject matter contained herein. There are no representations, agreements, arrangements, or understandings, oral or written, between and among the Partners relating to the subject matter of this Agreement that are not fully expressed herein. This agreement may be amended only by a written agreement executed by the parties in interest at the time of the modification.
     (d) Successors. Subject to the restrictions against assignment of Limited partnership interests contained herein, this Agreement shall inure to the benefit of and shall be binding on any assigns, successors in interest, personal representatives, estates, heirs, and legatees of each of the parties hereto.
     (e) Severability. If any provisions of this Agreement shall be declared by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall continue in full force and effect.
     (f) Dispute Costs and Attorney’s Fees. In any dispute between the Partners, whether or not resulting in litigation, the party substantially prevailing shall be entitled to recover form the other party all reasonable costs, including, without limitation, reasonable attorney’s fees.
     (g) Arbitration. The parties shall promptly submit any dispute, claim or controversy arising out of or relating to this Agreement (including any action in tort, contract, equity, or otherwise), or any alleged breach (including, without limitation, with respect to the meaning, effect, validity, interpretation, performance or enforcement of this Agreement) to binding arbitration before one arbitrator (“Arbitrator”) in Orange County, California, in accordance with and under the then-current provisions of the Commercial Arbitration Rules of the American Arbitration Association. Either party has the right to initiate arbitration. The parties agree that binding arbitration shall be the sole means of resolving any disputes, claims, or controversies arising out of this Agreement (including any claim in tort, contract, equity, or otherwise).

     Arbitration shall be initiated upon on party’s notice to the other setting forth a demand for arbitration and detailing with specificity the nature of the dispute, claim or controversy to be arbitrated.
     The Arbitrator shall be a retired judge, shall have at least ten (10) years experience in business disputes, shall have a principal office in the County of Orange, California. The Arbitrator shall be selected by agreement of the parties. If the parties are unable to agree on one arbitrator, each party shall name its arbitrator, and the two so selected shall select a third.
     The Arbitrator shall follow any applicable federal and California state law (with respect to all matters of substantive law) in rendering an award. The arbitrability of any dispute, claim or controversy shall be determined by the Arbitrator.
     In any dispute arbitrated under this Agreement, the parties shall have the right to use any procedures for discovery provided for under the laws of the State of California (currently contained in the California Code of Civil Procedure); however, the Arbitrator shall have the right to disapprove or to limit any discovery that the Arbitrator determines to be for purposes of delay or otherwise unnecessarily burdensome or oppressive.
     The cost of the arbitration proceeding and any proceeding in court to confirm or to vacate any arbitration award, as applicable (including, without limitation, attorney’s fees and costs), shall be borne by the unsuccessful party and shall be awarded as part of the Arbitrator’s judgment.
     The parties expressly consent to the jurisdiction of the courts in Orange County, California, to enforce any judgment of an Arbitrator and to render any provisional or injunctive relief in connection with or in aid of the arbitration. Judgment upon any award rendered by the Arbitrator may be entered in and enforce by any court having competent jurisdiction.
     This arbitration clause shall survive termination of this Agreement.
     (h) Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of California, except for issues involving the conflict of laws, and any litigation concerning this Agreement between the parties hereto shall be brought in the courts located in Orange County.
     (i) Headings. The headings preceding the articles of this Agreement are for convenience of reference only, are not a part of this Agreement, and shall be disregarded in the interpretation of any portion of this Agreement.

ATTACHMENT A
PARTNER; PERCENTAGE INTEREST

Name of Partner	Interest Capital	Percentage Interest

Maggie Acquisition Corporation	$	90%

Aiko Acquisition Corporation	$	10%